Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

Sino Daren Co. Limited

(formerly known as Sino CP Talent Limited)

We hereby consent to your incorporation of our audit report dated April 26, 2011 relating to the financial statements of Sino Daren Co. Limited (the “Company”) (formerly known as Sino CP Talent Limited) for the period from August 4, 2010 (date of incorporation) to January 31, 2011 in Form S-1 of the Company dated May 31, 2011:

/s/ Mazars CPA Limited
Mazars CPA Limited
Certified Public Accountants
Hong Kong 31 May 2011

Mazars CPA Limited

42nd Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong
Tel: (852) 2909 5555 - Fax: (852) 2810 0032 - info@mazars.com.hk - www.mazars.com.hk